EXHIBIT 99.1 - EXPLANATION OF RESPONSES

 (3)  On June 1, 2017, the Issuer amended and restated its certificate of incorporation to modify certain variable rate adjustment provisions applicable to the conversion ratios of the Series E, Series E-1 and Series F Preferred
Stock, and to create two new series of preferred stock, designated Series E-2
Preferred Stock and Series F-2 Preferred Stock (the "June Reclassification").
Immediately prior to the June Reclassification, the Issuer's certificate of incorporation provided for a variable rate adjustment provision which provided that, if the IPO Price is less than $47.826108, the number of shares of Common
Stock issuable to a holder of Series E Preferred Stock and/or Series E-1
Preferred Stock upon automatic conversion in connection with the IPO, would be determined by multiplying (a) the conversion price of the Series E and/or Series
E-1 Preferred Stock held by such holder by (b) a fraction, the numerator of which would be the IPO Price, and the denominator of which would be $47.826108
(the "Series E Variable Rate Adjustment Provision") and also provided that in the event the Issuer completes a qualified IPO in which the IPO Price is less than $48.444 per share,  the number of shares of Common Stock issuable to a holder of Series F Preferred Stock upon automatic conversion in connection with the IPO, would be determined by multiplying (a) the conversion price of the
Series F Preferred Stock held by such holder by (b) a fraction, the numerator of which would be the IPO Price, and the denominator of which would be $48.444 (the
"Series F Variable Rate Adjustment Provision"). Pursuant to the June
Reclassification, the Series E Variable Rate Adjustment Provision and the Series
F Variable Rate Adjustment Provision were replaced with fixed conversion rate provisions, which provided that, in the event that the Issuer's IPO occurs on or prior to July 30, 2017, the number of shares of Common Stock issuable upon automatic conversion in connection with the IPO would be determined: (A) with respect to holders of Series E Preferred Stock, by multiplying the number of shares of Series E Preferred Stock held by such holder by a fraction, the numerator of which would be $43.47828, and the denominator of which would be
$14.49276, (B) with respect to holders of Series E-1 Preferred Stock, by multiplying the number of shares of Series E-1 Preferred Stock held by such holder by a fraction, the numerator of which would be $43.47828, and the denominator of which would be $25.84704, and (C) with respect to holders of
Series F Preferred Stock, by multiplying the number of Shares of Series F
Preferred Stock held by such holder by a fraction, the numerator of which would be $44.04, and the denominator of which would be $14.68002. The June
Reclassification was structured to comply with Rule 16b-3 of the Securities
Exchange Act of 1934, as amended.